Pricing Supplement Number: 2

Dated: December 6, 2013

To Prospectus dated January 31, 2012 and

Prospectus Supplement dated November 28, 2012

Filing Under Rule 424(b)(2)
Registration Number 333-178626

CANADA

CANADA NOTES

Due Nine Months or more from Date of Issue

Floating Rate Note

Principal Amount:	U.S.$50,000,000

Stated Maturity:	December 13, 2019

Settlement Date:	December 13, 2013 (T+5)

Trade Date:	December 6, 2013

Interest Payment Dates:	March 13, June 13, September 13 and December 13

Regular Record Dates:	15 calendar days prior to each Payment Date

Issue Price:	100.000%

Index Maturity:	3 month

Index Currency:	USD

Interest Rate Basis:	USD LIBOR

Spread (Plus or Minus):	Minus 2 basis points

Spread Multiplier:	n/a

Initial Interest Rate:	For the period from and including the Issue Date to but excluding the first Interest Payment Date, the rate for USD LIBOR, as further described in the Prospectus Supplement, with an Index Maturity of three months, determined on December 11, 2013, minus two basis points

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Interest Determination Date(s):	To be determined two London Business Days prior to Interest Payment Dates

Interest Reset Date(s):	Quarterly on each Interest Payment Date

Distributor’s Commission or Discount:	None

Net Proceeds to Canada:	U.S.$50,000,000.00

Plus Amount of Accrued Interest from Issue

Date to Settlement Date Paid to Canada:	n/a

Depositary/Depositaries:

DTC	yes

Euroclear	yes

Clearstream, Luxembourg	yes

CUSIP Number:	135087C36

ISIN:	US135087C362

Common Code:	100487195

Listing:	None

Luxembourg Listing and Paying Agent:	n/a

Calculation Agent:	Citibank, NA

Exchange Rate Agent:	Citibank, NA

Callable:	No, unless any changes in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes as more fully described in the Prospectus Supplement.

Specified Currency:	U.S. Dollars

Minimum Denominations:	U.S.$5,000 and integrals multiples of U.S.$5,000

Type of Note(s):

DTC Global Note	Yes

International Global Note	n/a

Original Issue Discount (“OID”) Note:	No

Syndicated Transaction:	No

Other Provisions:	n/a

Addendum Attached:	n/a

Dealer:	RBC Capital Markets, LLC

Intended to be held in a manner which

would allow Eurosystem Eligibility:	No